Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

October 23, 2018

CFO Commentary on Third Quarter Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ third quarter 2018 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Q3 2018 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q3’18	Q2’18	Q3’17	Q/Q Change		Y/Y Change
Revenue	$1,179.8	$1,204.1	$1,257.8	(2)%		(6)%
Product	794.7	824.9	869.7	(4)%		(9)%
Service	385.1	379.2	388.1	2%		(1)%
Gross margin %	60.3%	58.2%	61.4%	2.1	pts	(1.1	)pts
Research and development	253.8	248.8	236.4	2%		7%
Sales and marketing	224.8	238.3	232.5	(6)%		(3)%
General and administrative	67.9	54.2	70.6	25%		(4)%
Restructuring charges (benefits)	4.4	(0.2)	2.0	N/M		120%

Total operating expenses	$550.9	$541.1	$541.5	2%		2%

Operating margin %	13.6%	13.3%	18.4%	0.3	pts	(4.8	)pts

Net income	223.8	116.5	165.7	92%		35%

Diluted net income per share	$0.64	$0.33	$0.43	94%		49%

N/M—Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q4’18 Guidance	Q3’18	Q2’18	Q3’17	Q/Q Change		Y/Y Change
Revenue(1)	$1,220 +/-$30	$1,179.8	$1,204.1	$1,257.8	(2)%		(6)%
Product(1)		794.7	824.9	869.7	(4)%		(9)%
Service(1)		385.1	379.2	388.1	2%		(1)%
Gross margin %	60% +/- 1%	61.1%	59.1%	62.0%	2.0	pts	(0.9	)pts
Research and development		225.6	219.0	217.9	3%		4%
Sales and marketing		211.4	223.7	217.7	(5)%		(3)%
General and administrative		48.6	46.4	48.4	5%		—%

Total operating expenses	$490 +/- $5	$485.6	$489.1	$484.0	(1)%		—%

Operating margin %	~ 20% at the midpoint	20.0%	18.5%	23.5%	1.5	pts	(3.5	)pts

Net income		$191.0	$170.2	$211.1	12%		(10)%

Diluted net income per share	$0.57 +/- $0.03	$0.54	$0.48	$0.55	13%		(2)%

(1)	Revenue numbers are GAAP and Q2’18 actual, Q3’18 actual and Q4’18 guidance are provided under ASC 606.

Overview of the Accounting Impact for the Adoption of ASC 606

The Company adopted the new revenue accounting standard (ASC 606) on January 1, 2018, using the modified retrospective approach. The adoption primarily impacted the following areas:

1)	Allocation of revenue between product and services

2)	Recognition of revenue from sales to distributors upon delivery of the product to the distributor rather than delivery of the product to the end customer

3)	Estimating variable consideration of revenue for certain contractual clauses that previously precluded revenue recognition

4)	Recognition of revenue from certain software licenses, which were previously deferred and recognized over time, are now recognized at the time of delivery

For the three months ended September 30, 2018, the accounting impact of the adoption was a decrease in revenue recognition of approximately $5 million. Product revenue was approximately $23 million higher, primarily due to the impact of allocation of revenue between products and services, timing of recognition of revenue from sales to distributors and variable consideration. The product revenue increase from ASC 606 was primarily allocated between Switching and Routing. Service revenue was approximately $27 million lower, primarily due to the impact of allocation of revenue between products and services and the timing of revenue recognition due to certain contractual clauses. Operating expense decreased by approximately $1 million due to the timing of commissions. The adoption of ASC 606 will impact the allocation of revenue between product and service, however, we continue to expect there will not be a material difference in total annual revenue.

GAAP Q3’18 606 vs. 605

(in millions, except per share amounts and percentages)	606	605	Delta
Revenue	$1,179.8	$1,184.4	—%
Product	794.7	771.9	3%
Service	385.1	412.5	(7)%
Gross margin %	60.3%	60.1%	0.2	pts

Total operating expenses	$550.9	$551.4	—%

Operating margin %	13.6%	13.5%	0.1	pts

Net income	$223.8	$224.1	—%

Diluted net income per share	$0.64	$0.64	—%

Non-GAAP Q3’18 606 vs. 605

(in millions, except per share amounts and percentages)	606	605	Delta
Revenue	$1,179.8	$1,184.4	—%
Product	794.7	771.9	3%
Service	385.1	412.5	(7)%
Gross margin %	61.1%	60.9%	0.2	pts

Total operating expenses	$485.6	$486.1	—%

Operating margin %	20.0%	19.9%	0.1	pts

Net income	$191.0	$191.0	—%

Diluted net income per share	$0.54	$0.54	—%

This CFO Commentary contains non-GAAP financial measures, and the reconciliation between GAAP and non-GAAP financial measures can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Outlook” below.

Q3 2018 Overview

We reported better than expected third quarter results, with revenue of $1,180 million, above the mid-point of our guidance. Non-GAAP gross margin of 61.1% and non-GAAP earnings per share of $0.54, were both above our guidance range.

Our Enterprise vertical increased 15% year-over-year, driven by strength across all technologies and decreased 4% sequentially consistent with normal seasonality and in-line with our expectations. The Service Provider vertical declined 6% year-over-year, but increased 4% sequentially, and performed better than expected primarily due to strength in EMEA. Cloud revenues declined 28% year-over-year and 11% sequentially, reflecting a slower than expected pace of deployments. We remain confident in our position with our strategic Cloud customers however, the pace of deployments is difficult to predict.

Routing decreased 15% year-over-year and increased 1% sequentially. Switching increased 4% year-over-year and decreased 13% sequentially. Security increased 8% year-over-year but declined 3% sequentially. Our Services business declined 1% year-over year, but increased 2% sequentially.

In reviewing our top 10 customers for the quarter, five were Cloud, four were Service Provider, and one was in Enterprise.

Product deferred revenue was $134 million, down 59% year-over-year and 6% sequentially. The year-over-year decline was due to the adoption of ASC 606. Without the impact of ASC 606, deferred product revenue would have been up 1% year-over-year.

Non-GAAP operating expenses were flat year-over-year and declined 1% sequentially.

Cash flow from operations was $207 million for the quarter. During the quarter, we completed the $750 million accelerated share repurchase, or ASR, resulting in a final settlement of 6.0 million shares in the quarter. We paid $62 million in dividends, reflecting a quarterly dividend of $0.18 per share. The total cash, cash equivalents, and investments ending Q3’18 was $3.6 billion.

Revenue

Product & Service

•

Routing product revenue: $496 million, down 15% year-over-year and up 1% sequentially. The year-over-year decrease was primarily due to Cloud, partially offset by strength in Enterprise, and to a lesser extent, the impact of the adoption of ASC 606. The sequential increase was driven by Enterprise and Service Provider, partially offset by a decrease in Cloud. The MX product family declined year-over-year but grew sequentially. The PTX product family declined both year-over-year and sequentially.

•

Switching product revenue: $221 million, up 4% year-over-year and down 13% sequentially. The year-over-year increase was primarily driven by the impact of the adoption of ASC 606. Sequentially, the decline was across all verticals. While the EX product family grew year-over-year, the QFX product family slightly declined year-over-year due to the timing of deployments.

•

Security product revenue: $77 million, up 8% year-over-year and down 3% sequentially. Year-over-year, the increase was driven by all verticals. The sequential decline was due to Enterprise, partially offset by an increase in Service Provider.

•

Service revenue: $385 million, down 1% year-over-year and up 2% sequentially. Year-over-year, the decrease was due to the impact of the adoption of ASC 606. Excluding the impact of the adoption of ASC 606, our service net revenues would have increased 6% year-over-year primarily driven by strong renewal and attach rates of support contracts. Sequentially the increase was primarily driven by strong renewal and attach rates of support contracts.

Vertical

•	Cloud: $250 million, down 28% year-over-year and down 11% sequentially. Year-over-year, the decrease was primarily due to Routing. The sequential decrease was primarily due to Routing and Switching.

•

Service Provider: $544 million, down 6% year-over-year and up 4% sequentially. Year-over-year, the decrease was primarily due to Routing and the impact of the adoption of ASC 606. Sequentially, the increase was driven by Routing, Security and Services.

•

Enterprise: $386 million, up 15% year-over-year and down 4% sequentially. Year-over-year, the increase was driven by strength across all technologies. Sequentially, the decrease was consistent with normal seasonality and in-line with our expectations.

Geography

•

Americas: $643 million, down 12% year-over-year and down 5% sequentially. Year-over-year, the decrease was primarily due to Cloud and to a lesser extent, Service Provider, partially offset by Enterprise. Sequentially, the decline was primarily due to Cloud.

•

EMEA: $330 million, up 10% year-over-year and up 7% sequentially. Year-over-year, the increase was primarily due to Service Provider and Enterprise, partially offset by the impact of the adoption of ASC 606. Sequentially, the increase was primarily driven by Service Provider, and to a lesser extent, Enterprise.

•

APAC: $207 million, down 10% year-over-year and down 6% sequentially. The year-over-year decline was due to Service Provider, partially offset by the impact of the adoption of ASC 606 and an increase in Cloud. The sequential decrease was due to Enterprise.

Gross Margin

•	GAAP gross margin: 60.3%, compared to 61.4% from the prior year and 58.2% from last quarter.

•	Non-GAAP gross margin: 61.1%, compared to 62.0% from the prior year and 59.1% from last quarter.

•	GAAP product gross margin: 60.7%, down 0.7 points from the prior year and up 1.5 points from last quarter.

•	Non-GAAP product gross margin: 61.4%, down 0.4 points from the prior year and up 1.5 points from last quarter.

Year-over-year, the decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to product mix, partially offset by the impact of the adoption of ASC 606.

The sequential increase, on a GAAP and non-GAAP basis, was primarily driven by favorable product and geographic mix.

•	GAAP service gross margin: 59.4%, down 2.1 points from the prior year and up 3.3 points from last quarter.

•	Non-GAAP service gross margin: 60.6%, down 1.9 points from the prior year and up 3.2 points from last quarter.

Year-over-year, the decrease in service gross margin, on a GAAP and non-GAAP basis, was primarily due to the adoption of ASC 606.

Sequentially, the increase in service gross margin was primarily due to lower delivery costs and higher service revenue.

Operating Expenses

•	GAAP operating expenses: $551 million, an increase of $9 million year-over-year, and an increase of $10 million, sequentially.

The year-over-year increase in operating expenses was primarily due to higher share-based compensation and restructuring costs. The sequential increase was primarily due to a reserve related to an estimated settlement.

GAAP operating expenses were 46.7% of revenue, up 3.6 points year-over-year and up 1.8 points quarter-over-quarter.

•	Non-GAAP operating expenses: $486 million, an increase of $2 million year-over-year, and a decrease of $4 million sequentially.

The sequential decrease in operating expenses was primarily due to lower commissions.

Non-GAAP operating expenses were 41.2% of revenue, up 2.7 points year-over-year and up 0.6 points quarter-over-quarter.

Operating Margin

•	GAAP operating margin: 13.6%, a decrease of 4.8 points year-over-year and an increase of 0.3 points sequentially.

•	Non-GAAP operating margin: 20.0%, a decrease of 3.5 points year-over-year and an increase of 1.5 points sequentially.

Tax Rate

•	GAAP tax rate: 47.3% benefit, a decrease compared to 26.6% in Q3’17 and a decrease compared to 22.8% last quarter.

The year-over-year decrease in the effective tax rate, on a GAAP basis, was due to discrete benefits recorded in Q3’18 and a lower tax rate as a result of the US Tax Cuts and Jobs Act (the “Tax Act”) enacted in Q4’17. We recorded discrete tax benefits of $100.8 million, of which $67.6 relates to the recognition of previously unrecognized tax benefits and $33.2 million is due to a reduction of expected tax liabilities under the Tax Act resulting from a tax accounting method change.

•	Non-GAAP tax rate: 17.0%, a decrease compared to 26.5% in Q3’17 and a decrease compared to 20.2% last quarter.

The year-over-year decrease in the effective tax rate was primarily due to the lower tax rate as a result of the Tax Act enacted in Q4’17.

The sequential decrease in the effective tax rate was primarily related to a favorable change in the forecasted geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.64, an increase of $0.21 year-over-year and an increase of $0.31 sequentially.

The year-over-year increase was primarily due to a lower tax rate and lower diluted shares. The sequential increase was primarily due to a lower tax rate and higher gross margin.

•	Non-GAAP diluted earnings per share: $0.54, a decrease of $0.01 year-over-year and an increase of $0.06 sequentially.

The sequential increase was primarily due to higher gross margin and a lower tax rate.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17
Cash(1, 2)	$3,648.0	$3,530.5	$3,448.4	$4,021.0	$4,199.3
Debt	2,138.3	2,137.7	2,137.0	2,136.3	2,135.7
Net cash and investments(3)	1,509.7	1,392.8	1,311.4	1,884.7	2,063.6
Operating cash flow(4)	207.3	170.3	271.1	212.6	201.4
Capital expenditures	31.6	37.1	42.2	53.6	33.3
Depreciation and amortization	48.8	54.6	55.0	55.0	56.3
Share repurchases(5)	—	—	750.0	329.7	140.0
Dividends	$62.1	$62.8	$62.1	$36.9	$37.7
Diluted shares(6)	350.5	351.3	360.6	371.5	382.7
DSO	49	52	57	62	52
Headcount	9,311	9,341	9,363	9,381	9,694

(1)	Includes cash, cash equivalents, and investments.
(2)	63% held onshore as of the end of Q3’18.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.
(4)

In Q1’18, we adopted the new accounting pronouncement requiring classification of restricted cash to be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. We applied this on a retrospective basis.

(5)

For Q1’18, $750 million represents the full amount of the ASR. 23.3 million shares were received initially for an aggregate price of $600 million. The ASR concluded in Q3’18, and at final settlement, an additional 6.0 million shares were received.

(6)	Non-GAAP diluted shares for Q4’17 was 376.6.

Cash Flow

•	Cash flow from operations: $207 million, up $6 million a year-over-year and up $37 million sequentially.

The sequential increase was primarily due to lower tax payments, partially offset by higher payments related to variable compensation.

Days Sales Outstanding (DSO)

•	DSO: 49 days, compared to 52 days, a decrease of 3 days from the prior quarter, due primarily to lower overall invoicing volume.

Capital Return

•

The $750 million ASR initiated in Q1’18 concluded in Q3, resulting in a final settlement of 6.0 million shares and 29.3 million shares retired in total from the ASR inclusive of the initial delivery and final settlement. In addition, in the quarter, we paid a dividend of $0.18 per share for a total of $62 million.

Demand metrics

•	Total deferred revenue was $1,165 million, down $298 million year-over-year and down $72 million sequentially.

•	Product deferred revenue was $134 million, down of $190 million year-over-year and down $8 million quarter-over-quarter.

•	Service deferred revenue was $1,032 million, down $108 million year-over-year and down $64 million sequentially.

The lower product deferred revenue was primarily driven by the adoption of ASC 606. Without the impact of ASC 606, deferred product revenue would have been up approximately 1% year-over-year. The lower service deferred revenue was primarily driven by the adoption of ASC 606. Without the impact of ASC 606, deferred service revenue would have been up approximately 2% year-over-year.

Deferred Revenue

	September 30, 2018		June 30, 2018		September 30, 2017
(in millions)	606	605	606	605	605
Deferred product revenue, net	$133.6	$326.8	$142.0	$335.7	$323.7
Deferred service revenue	1,031.7	1,163.4	1,095.2	1,231.1	1,139.2

Total	$1,165.3	$1,490.2	$1,237.2	$1,566.8	$1,462.9

Headcount

•	Ending headcount was 9,311, a decrease of 383 employees year-over-year and 30 sequentially. The year-over-year decrease was primarily related to restructuring in 2017.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

While we were previously expecting Q4 to return to growth on a year-over-year basis, the mid-point of our revenue guidance reflects a year-over-year decline due to the slower pace of expected deployments in Cloud.

At this time, the Chinese tariffs are not expected to have a material direct impact on our Q4’18 financial results. However, customer buying behavior could be affected and gross margin could be slightly impacted.

While we expect to see gross margin benefit from volume in Q4’18, our guidance is down sequentially due to more normalized product and geographic mix. We continue to undertake specific efforts to improve our gross margin. These efforts include value engineering, optimizing our supply chain and Service business, pricing management and increasing software and solution sales.

With higher interest rates, other income and expense is likely to be lower going forward, in-line with our Q3’18 result.

While we expect our Q4’18 non-GAAP tax rate to be approximately 18%, we believe our go-forward non-GAAP tax rate will be approximately 19% to 20%.

Our guidance for the quarter ending December 31, 2018 is as follows:

•	Revenue will be approximately $1,220 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 60.0%, plus or minus 1%.

•	Non-GAAP operating expenses will be approximately $490 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 20% at the midpoint of revenue guidance.

•	Non-GAAP tax rate will be approximately 18%.

•	Non-GAAP net income per share will be approximately $0.57, plus or minus $0.03. This assumes a share count of approximately 350 million.

The guidance above is provided under ASC 606.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, including pricing pressure, product mix and currency exchange rates; factors that impact our gross margin; the architectural transition of our customers’ networks and timing of deployments by our customers; the expected impact of the adoption of ASC 606 on our future financial results; our product portfolio and success of particular products and product families; our expectations regarding the impact of tariffs on our financial results and the purchasing behavior of our customers; our expectations around revenue, operating expense, and earnings; our expectations around margin growth, and our ability to realize benefits from our gross margin optimization programs; our expectations regarding product and geographic mix; our future financial and operating results, including our financial guidance; strength of certain of our customer segments; and our overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; significant effects of tax legislation, including the Tax Act, and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the potential impact of tariffs; and other factors listed in Juniper Networks’ most recent report on Form 10-K or 10-Q filed with the Securities and Exchange Commission (”SEC”). Note that our estimates as to tax rate and the impact of the Tax Act on our business are based on current tax law, including current interpretations of the Tax Act, and could be materially affected by changing interpretations of and additional legislation and guidance around the Tax Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; and diluted shares outstanding. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the quarter. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions, except percentages)

(unaudited)

Deferred Revenue

	As of
	September 30, 2018	December 31, 2017
Deferred product revenue:
Undelivered product commitments and other product deferrals	$144.5	$312.6
Distributor inventory and other sell-through items	—	68.1

Deferred gross product revenue	144.5	380.7
Deferred cost of product revenue	(10.9)	(46.5)

Deferred product revenue, net	133.6	334.2
Deferred service revenue	1,031.7	1,205.1

Total	$1,165.3	$1,539.3

Reported as:
Current	$814.1	$1,030.3
Long-term	351.2	509.0

Total	$1,165.3	$1,539.3

Vertical Reporting: Revenue Trend

	2016	2017	Q3’17	Q4’17	Q1’18	Q2’18	Q3’18	Q/Q Change		Y/Y Change
Cloud	$1,322.3	$1,314.9	$344.9	$258.8	$268.3	$279.8	$250.0	$(29.8)	(10.7)%	$(94.9)	(27.5)%
Service Provider	2,324.7	2,315.7	576.9	607.9	479.9	523.3	543.6	20.3	3.9%	(33.3)	(5.8)%
Enterprise	1,343.1	1,396.6	336.0	372.8	334.4	401.0	386.2	(14.8)	(3.7)%	50.2	14.9%

Total revenue	$4,990.1	$5,027.2	$1,257.8	$1,239.5	$1,082.6	$1,204.1	$1,179.8	$(24.3)	(2.0)%	$(78.0)	(6.2)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
GAAP gross margin—Product	$482.2	$488.3	$533.7
GAAP product gross margin % of product revenue	60.7%	59.2%	61.4%
Share-based compensation expense	1.5	1.7	1.5
Share-based payroll tax expense	0.1	—	—
Amortization of purchased intangible assets	3.8	3.8	3.1
Supplier component remediation recovery	—	—	(1.0)

Non-GAAP gross margin—Product	$487.6	$493.8	$537.3

Non-GAAP product gross margin % of product revenue	61.4%	59.9%	61.8%

GAAP gross margin—Service	$228.8	$212.6	$238.7
GAAP service gross margin % of service revenue	59.4%	56.1%	61.5%
Share-based compensation expense	4.5	4.9	3.9
Share-based payroll tax expense	0.1	0.1	—

Non-GAAP gross margin—Service	$233.4	$217.6	$242.6

Non-GAAP service gross margin % of service revenue	60.6%	57.4%	62.5%

GAAP gross margin	$711.0	$700.9	$772.4
GAAP gross margin % of revenue	60.3%	58.2%	61.4%
Share-based compensation expense	6.0	6.6	5.4
Share-based payroll tax expense	0.2	0.1	—
Amortization of purchased intangible assets	3.8	3.8	3.1
Supplier component remediation recovery	—	—	(1.0)

Non-GAAP gross margin	$721.0	$711.4	$779.9

Non-GAAP gross margin % of revenue	61.1%	59.1%	62.0%

GAAP research and development expense	$253.8	$248.8	$236.4
Share-based compensation expense	(28.1)	(29.6)	(18.5)
Share-based payroll tax expense	(0.1)	(0.2)	—

Non-GAAP research and development expense	$225.6	$219.0	$217.9

GAAP sales and marketing expense	$224.8	$238.3	$232.5
Share-based compensation expense	(12.9)	(14.0)	(13.7)
Share-based payroll tax expense	(0.1)	(0.3)	(0.2)
Amortization of purchased intangible assets	(0.4)	(0.3)	(0.9)

Non-GAAP sales and marketing expense	$211.4	$223.7	$217.7

GAAP general and administrative expense	$67.9	$54.2	$70.6
Share-based compensation expense	(6.2)	(6.4)	(7.4)
Share-based payroll tax expense	—	—	(0.1)
Amortization of purchased intangible assets	(0.2)	(0.2)	(0.1)
Acquisition-related charges	—	—	(1.4)
Strategic partnership-related charges	(0.9)	(1.2)	—
Legal reserve and settlement charges	(12.0)	—	(13.2)

Non-GAAP general and administrative expense	$48.6	$46.4	$48.4

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
GAAP operating expenses	$550.9	$541.1	$541.5
GAAP operating expenses % of revenue	46.7%	44.9%	43.1%
Share-based compensation expense	(47.2)	(50.0)	(39.6)
Share-based payroll tax expense	(0.2)	(0.5)	(0.3)
Amortization of purchased intangible assets	(0.6)	(0.5)	(1.0)
Restructuring (charges) benefits	(4.4)	0.2	(2.0)
Acquisition-related charges	—	—	(1.4)
Strategic partnership-related charges	(0.9)	(1.2)	—
Legal reserve and settlement charges	(12.0)	—	(13.2)

Non-GAAP operating expenses	$485.6	$489.1	$484.0

Non-GAAP operating expenses % of revenue	41.2%	40.6%	38.5%

GAAP operating income	$160.1	$159.8	$230.9
GAAP operating margin	13.6%	13.3%	18.4%
Share-based compensation expense	53.2	56.6	45.0
Share-based payroll tax expense	0.4	0.6	0.3
Amortization of purchased intangible assets	4.4	4.3	4.1
Restructuring charges (benefits)	4.4	(0.2)	2.0
Acquisition-related charges	—	—	1.4
Strategic partnership-related charges	0.9	1.2	—
Legal reserve and settlement charges	12.0	—	13.2
Supplier component remediation recovery	—	—	(1.0)

Non-GAAP operating income	$235.4	$222.3	$295.9

Non-GAAP operating margin	20.0%	18.5%	23.5%

GAAP income tax (benefit) provision	$(71.8)	$34.4	$60.1
GAAP income tax rate	(47.3)%	22.8%	26.6%
Recognition of previously unrecognized tax benefits	67.6	—	—
Reduction of expected tax liabilities from tax accounting method change	33.2	—	—
Income tax effect of non-GAAP exclusions	10.1	8.8	16.0

Non-GAAP provision for income tax	$39.1	$43.2	$76.1

Non-GAAP income tax rate	17.0%	20.2%	26.5%

GAAP net income	$223.8	$116.5	$165.7
Share-based compensation expense	53.2	56.6	45.0
Share-based payroll tax expense	0.4	0.6	0.3
Amortization of purchased intangible assets	4.4	4.3	4.1
Restructuring charges (benefits)	4.4	(0.2)	2.0
Acquisition-related charges	—	—	1.4
Strategic partnership-related charges	0.9	1.2	—
Legal reserve and settlement charges	12.0	—	13.2
Supplier component remediation recovery	—	—	(1.0)
Loss (gain) on equity investments	2.8	—	(3.6)
Recognition of previously unrecognized tax benefits	(67.6)	—	—
Reduction of expected tax liabilities from tax accounting method change	(33.2)	—	—
Income tax effect of non-GAAP exclusions	(10.1)	(8.8)	(16.0)

Non-GAAP net income	$191.0	$170.2	$211.1

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
GAAP diluted net income per share	$0.64	$0.33	$0.43

Non-GAAP diluted net income per share	$0.54	$0.48	$0.55

Shares used in computing diluted net income per share	350.5	351.3	382.7